EXHIBIT 10.2

HUTCHINSON TECHNOLOGY INCORPORATED

1996 INCENTIVE PLAN

Incentive Stock Option Agreement
(Employee)

Name of Optionee:

No. of Shares Covered:	Date of Grant:

Exercise Price Per Share:	Expiration Date:

This is an Incentive Stock Option Agreement (“Agreement”) between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and the Optionee identified above (the “Optionee”), effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the Hutchinson Technology Incorporated 1996 Incentive Plan (“Plan”); and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has been appointed to administer the Plan and has the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee has determined that the Optionee is eligible to receive an award under the Plan in the form of an incentive stock option (the “Option”).

NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms and conditions as follows.

Terms and Conditions*

1.	Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2.	Exercise Price. The price to the Optionee of each Share subject to this Option shall be the exercise price specified at the beginning of this Agreement (which price shall not be less than the Fair Market Value as of the date of grant, or if the Optionee owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company, 110% of the Fair Market Value as of the date of grant).

3.	Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. This Option shall vest on the first anniversary of the date of grant of this Option. If this Option has not expired prior thereto, it may be exercised in whole or in part with respect to any Shares as to which this Option has vested.

This Option may also be exercised under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5. Expiration. This Option shall expire at 5:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified at the beginning of this Agreement (which date shall not be later than 10 years after the date of grant or, if the Optionee owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company, five years after the date of grant);

(b)	The last day of the period following the termination of employment of the Optionee during which this Option can be exercised (as specified in Section 7 of this Agreement); or

(c)	The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6. Procedure to Exercise Option.

Method of Exercise. This Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Vice President, Human Resources (which written notice shall state the number of Shares to be purchased and shall be signed by the person exercising this Option), or by such other means as the Board of Directors or Committee may approve. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Tender of Payment. Upon giving notice of any exercise hereunder, the Optionee shall provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a) Cash;

(b)	To the extent permitted by law, a broker-assisted cashless exercise in which the Optionee irrevocably instructs a broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)	By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value (as defined in paragraph 7 of the Plan) on the date of exercise equal to the purchase price of such Shares; or

(d)	By a reduction in the number of Shares delivered to the Optionee upon exercise, such number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares.

Notwithstanding the foregoing, the Optionee shall not be permitted to pay any portion of the purchase price with Shares if the Committee, in its sole discretion, determines that payment in such manner is undesirable.

Issuance of Shares. As soon as practicable after the Company receives notice of the exercise in a manner approved by the Board of Directors or Committee and the purchase price provided for above, it shall arrange for the delivery of the Shares being purchased in accordance with the delivery instructions related to such notice. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or desirable.

7.	Employment Requirement. This Option may be exercised only while the Optionee remains employed with the Company or a parent or subsidiary thereof, and only if the Optionee has been continuously so employed since the date of this Agreement; provided that:

(a)	This Option may be exercised for three months (or such longer period, if any, as the Committee, in its sole discretion, may determine) following the day the Optionee’s employment by the Company ceases if such cessation of employment is for a reason other than death or disability, but only to the extent that it was exercisable immediately prior to termination of employment (i.e., termination of employment occurs on or after a date one year after the date of grant of this Option).

(b)	This Option may be exercised within three years after the Optionee’s employment by the Company ceases if such cessation of employment is because of death or disability.

(c)	If the Optionee’s employment terminates after a declaration made pursuant to Section 8 of this Agreement in connection with an Event, this Option may be exercised at any time permitted by such declaration.

(d)	Notwithstanding paragraph (a) of this Section 7, if (i) the Optionee has been employed by the Company for at least ten years (whether or not consecutive), and (ii) the Optionee’s employment with the Company terminates after the Optionee has reached age 55, then this Option may be exercised at any time within three years following the day the Optionee’s employment by the Company ceases, but only to the extent that it was exercisable immediately prior to termination of employment.

Notwithstanding the above, this Option may not be exercised after it has expired.

8. Acceleration of Option.

Death or Disability. This Option may be exercised in full, regardless of whether such exercise occurs prior to a date on which this Option would otherwise vest, upon the death or disability of the Optionee; provided that the Optionee shall have been continuously employed by the Company or a parent or subsidiary thereof between the date of this Agreement and the date of such death or disability.

Change in Control. In the event of a Change in Control as defined in paragraph 12 of the Plan, then, without any action by the Committee or the Board, this Option, to the extent not already exercised in full or otherwise terminated, expired or canceled, shall become immediately exercisable in full and the Committee may, as provided in paragraph 12(c) of the Plan, make certain cash payments with respect to this Option.

Event. In the event of an Event as defined in paragraph 13 of the Plan, the Committee may, but shall not be obligated to:

(a)	if the Event is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of this Option by the substitution for this Option of options or voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, as provided in paragraph 13 of the Plan; or

(b)	at least 20 days prior to the occurrence of the Event, declare, and provide written notice to the Optionee of the declaration, that this Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Event (unless it shall have been exercised prior to the occurrence of the Event). In connection with any such declaration, the Committee may, but shall not be obligated to, cause payment to be made to Optionee of cash equal to, for each Share covered by the canceled Option, the amount, if any, by which the Event Proceeds per Share, as defined in paragraph 13 of the Plan, exceeds the exercise price per Share covered by this Option. At the time of any such declaration, this Option shall immediately become exercisable in full and the holder of this Option shall have the right, during the period preceding the time of cancellation of the Option, to exercise this Option as to all or any part of the Shares covered by this Option. In the event of a declaration pursuant to this subsection, to the extent this Option has not been exercised prior to the Event, the unexercised part of this Option shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration. Notwithstanding the foregoing, the holder of this Option shall not be entitled to the payment provided for in this subsection if this Option shall have expired pursuant to Section 5 above.

Discretionary Acceleration. The Committee has the power, in its sole discretion, to declare at any time that this Option shall be immediately exercisable.

9.	Limitation on Transfer. While the Optionee is alive, only the Optionee or his/her guardian or legal representative may exercise this Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

10.	No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him/her upon exercise of this Option.

11.	Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors of the surviving corporation) may, without the consent of Optionee, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under the Plan and, in order to prevent dilution or enlargement of rights of the Optionee, the number and kind of securities issuable upon exercise of this Option and the exercise price hereof.

12.	Transfer of Shares/Tax Effects. Optionee hereby acknowledges that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years of the date of grant or within one year from the effective date of exercise of the Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by Optionee pursuant to an “incentive stock option” as defined in the Code; and that the Company shall not be liable to Optionee in the event the Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

13.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Optionee may terminate his/her employment at any time and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15.	Option Subject to Plan, Articles of Incorporation and By-Laws. The Optionee acknowledges that this Option and the exercise thereof is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

16.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

17.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

18.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement as of the     day of    , 20   .

OPTIONEE

HUTCHINSON TECHNOLOGY INCORPORATED

By

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